Exhibit 99.1

News Release

B&W Appoints Three New Independent Directors

Enters Agreement with Vintage Capital Management, LLC, B&W’s Largest Shareholder

(CHARLOTTE, N.C. - January 3, 2018) - Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) announced today that it has appointed Brian R. Kahn, Henry E. Bartoli and Matthew E. Avril to the Company’s Board of Directors. Mr. Kahn is the founder and managing partner of Vintage Capital Management, which owns 14.9% of the Company’s common shares. Mr. Bartoli is an established executive with over 35 years of experience in the global power industry; Mr. Avril has over 35 years of financial and operational experience in private and public companies.

Mr. Kahn, Mr. Bartoli and Mr. Avril will also each serve as an independent director and member of a committee of the Board.

“We welcome Brian, Henry and Matt to the B&W Board of Directors,” said Stephen G. Hanks, Lead Independent Director. “They add strong industry, financial and governance expertise. The entire Board and management team remain focused on improving the Company’s profitability, cash flow and financial flexibility. Our new Board members will provide valuable perspectives as we work toward achieving these goals and driving shareholder value.”

Brian Kahn said, “We believe that B&W has a strong foundation and that there is significant opportunity for value creation within the Company. As part of the enhanced Board, I look forward to working constructively with my colleagues to help guide the Company in enhancing value for all shareholders.”

Director Bios

Brian R. Kahn is the Managing Partner and Founder of Vintage Capital. He has held positions on the boards of directors for a number of public companies including Aaron's, Inc., API Technologies Corp., White Electronics Design, and Integral Systems, among others. He began his career at Fidelity Investments and holds a degree in Economics from Harvard University.

Henry E. Bartoli has over 35 years of experience in all aspects of the global power industry. Most recently, Mr. Bartoli served as President and Chief Executive Officer of Hitachi Power Systems America, Ltd. Previously, Mr. Bartoli held positions at large engineering firms including The Shaw Group, Foster Wheeler Corp., and Burns and Roe Company.

Matthew E. Avril has over 35 years of executive experience for public and private businesses. He most recently served as Chief Executive Officer of Diamond Resorts International, and previously spent over 20 years in a number of executive roles at various subsidiaries of Starwood Hotels and Resorts Worldwide. He has held positions on the boards of directors of several public companies and also serves on the boards of multiple investment firms.

Additional Information

In connection with the changes to its Board, the Company entered into an agreement with Vintage Capital Management and certain of its affiliates. The text of the agreement is being filed on a Form 8-K with the Securities and Exchange Commission.

Shareholders believed to hold 11.3% of the Company’s common shares separately agreed to vote for the expanded Board at the 2018 Annual Meeting of Shareholders.

About B&W
Headquartered in Charlotte, North Carolina, Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
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